[Letterhead of Larry O'Donnell]


November 3, 2010

Securities and Exchange Commission
100 F Street NE
Washington DC 20549

Gentlemen:

We have read and agree with the comments contained in Item 4 to Form 8-K of Genesis Electronics Group, Inc., dated October 26, 2010, as they relate to our firm. We have no knowledge related to the engagement of the new auditor.



/s/Larry O'Donnell, CPA, P.C.
Larry O'Donnell, CPA, P.C.
Aurora, Colorado